UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 23, 2016

TransDigm Group Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants’ under any of the following provisions (see General Instruction A.2. below):

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

TransDigm Group Incorporated (“TransDigm”) has provided an interest rate sensitivity analysis below in Table 1. The analysis reflects TransDigm’s current debt structure, interest rate swaps and interest rate caps and assumes that the LIBO rate used to calculate TransDigm’s interest expense grows from 1%, the assumption on which TransDigm’s FY 2017 guidance was based, to a hypothetical 6%.

Subsequent to TransDigm’s fiscal 2016 fourth quarter earnings call held on November 14, 2016, TransDigm entered into a new $500 million interest rate swap at a fixed rate of 1.9% and a new $450 million interest rate cap at a fixed rate of 2.5%. The interest rate sensitivity analysis in Table 1 includes these new derivatives. Including all current interest rate swaps and interest rate caps, approximately 75% of TransDigm’s debt is fixed or capped.

Table 1:
The following table summarizes TransDigm’s interest rate sensitivity including all current interest rate swaps and interest rate caps:
($ in millions)
	LIBO rate	Total Cash Interest Expense Before Tax	Wtd. Avg. Interest Rate Before Tax	Total Cash Interest Expense After Tax (a)	Wtd. Avg. Interest Rate After Tax (a)
Current FY 2017 Guidance (a)	1.0%	$560	5.1%	$385	3.5%

Sensitivity Analysis:
LIBO rate @ 2.0%	2.0%	$605	5.5%	$420	3.8%
LIBO rate @ 4.0%	4.0%	$670	6.1%	$460	4.2%
LIBO rate @ 6.0%	6.0%	$725	6.6%	$500	4.6%
(a) Current FY 2017 Guidance is for the fiscal year ending September 30, 2017 and was issued on November 14, 2016. After tax calculations assume a 31% effective tax rate, the same rate assumed in the FY 2017 guidance. This document does not update or confirm guidance now.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Terrance Paradie
Name: Terrance Paradie
Title:Executive Vice President and Chief Financial Officer

Dated:  November 23, 2016